Exhibit 99

              Dillard's, Inc. Reports July Sales Results


   LITTLE ROCK, Ark.--(BUSINESS WIRE)--Aug. 9, 2007--Dillard's, Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced today that sales for the four weeks ended August 4, 2007 were $500,302,000 compared to sales for the four weeks ended July 29, 2006 of $527,601,000. Total sales decreased 5% for the four-week period. Sales in comparable stores decreased 6%.

   Sales for the thirteen weeks ended August 4, 2007 were $1,648,957,000 compared to sales for the thirteen weeks ended July 29, 2006 of $1,683,903,000. Total sales declined 2% for the thirteen-week period. Sales in comparable stores declined 3%.

   Sales for the 26 weeks ended August 4, 2007 were $3,412,109,000 compared to sales for the 26 weeks ended July 29, 2006 of $3,521,707,000. Total sales declined 3% for the 26-week period. Sales in comparable stores declined 4%.

   During the four weeks ended August 4, 2007, sales in the Western region were above the Company's average sales performance for period. Sales were slightly above trend in the Central region and below trend in the Eastern region.

   During the four weeks ended August 4, 2007, the sales performance trend in cosmetics was significantly better than the average total trend for the Company. Sales of juniors' and children's clothing were significantly below trend.

   Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers. The Company's stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names.


    CONTACT: Dillard's, Inc.
             Julie J. Bull, 501-376-5965
             Director of Investor Relations